Exhibit 5.1

June 4, 2021

Enviva Partners, LP

7272 Wisconsin Ave, Suite 1800

Bethesda, MD 20814

Dear Ladies and Gentlemen:

We have acted as counsel for Enviva Partners, LP, a Delaware limited partnership (the “Partnership”), with respect to certain legal matters in connection with the registration by the Partnership under the Securities Act of 1933, as amended (the “Securities Act”) of the offer and sale (the “Offering”) of 4,400,000 common units representing limited partner interests in the Partnership (the “Firm Units”) and up to an additional 525,000 common units pursuant to the Underwriters’ (as defined below) option to purchase additional common units (together with the Firm Units, the “Common Units”), by the Partnership pursuant to the underwriting agreement, dated June 3, 2021 (the “Underwriting Agreement”), by and among the Partnership, Enviva Partners GP, LLC, a Delaware limited liability company and Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC, as representatives (the “Representatives”) of the several underwriters named therein (the “Underwriters”).

The Common Units have been offered for sale pursuant to a prospectus supplement, dated June 3, 2021 (the “Prospectus Supplement”), and filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) on June 3, 2021, to the prospectus (as amended and supplemented by the Prospectus Supplement, the “Prospectus”) that constitutes a part of the Partnership’s Registration Statement on Form S-3 (Registration No. 333-232247), filed with the Commission on June 21, 2019 (the “Registration Statement”), which Registration Statement became effective on July 2, 2019. In connection with this opinion, we have assumed that the Common Units will be issued and sold in the manner described in the Registration Statement and the Prospectus related thereto.

In rendering the opinions set forth below, we have reviewed and relied upon (i) the Partnership’s Certificate of Limited Partnership filed with the Secretary of State of the State of Delaware and First Amended and Restated Agreement of Limited Partnership, as amended (the “Partnership Agreement”), (ii) the Registration Statement and the Prospectus, (iii) resolutions of the board of directors and the pricing committee of Enviva Partners GP, LLC, the general partner of the Partnership thereof relating to the Registration Statement and the Offering, (iv) the Underwriting Agreement and (v) such other certificates, statutes and other instruments and documents as we considered necessary or appropriate for the purpose of rendering the opinions set forth below. In addition, we have reviewed such questions of law as we considered necessary or appropriate. As to matters of fact relevant to the opinions expressed below, and as to factual matters arising in connection with our review of corporate documents, records and other documents and writings, we have relied upon certificates and other communications of corporate officers of the Partnership, without further investigation as to the facts set forth therein.

Vinson & Elkins LLP Attorneys at Law Austin Dallas Dubai Houston London Los Angeles New York Richmond Riyadh San Francisco Tokyo Washington	1001 Fannin Street, Suite 2500 Houston, TX 77002-6760 Tel +1.713.758.2222 Fax +1.713.758.2346 www.velaw.com

June 4, 2021 Page 2

For purposes of rendering the opinions set forth below, we have assumed that (i) all information contained in all documents we reviewed is true, correct and complete, (ii) all signatures on all documents we reviewed are genuine, (iii) all documents submitted to us as originals are true and complete, (iv) all documents submitted to us as copies are true and complete copies of the originals thereof, (v) all persons executing and delivering the documents we examined were competent to execute and deliver such documents, (vi) all Common Units will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Prospectus and the Registration Statement and (vii) the Underwriting Agreement has been duly authorized and validly executed and delivered by the Representative.

Based upon and subject to the foregoing, and subject to the qualifications and limitations set forth herein, we are of the opinion that the Common Units have been duly authorized and, when issued and paid for by the Underwriters as contemplated by the Underwriting Agreement, will be validly issued, fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Section 17-607 or 17-804 of the Delaware Revised Uniform Limited Partnership Act (“DRULPA”)).

Our opinions herein are limited in all respects to the DRULPA, the Delaware Limited Liability Company Act and the Constitution of the State of Delaware, as interpreted by the courts of the State of Delaware and the federal laws of the United States of America, and we do not express any opinion as to the applicability of, or the effect thereon, of the laws of any other jurisdiction. We express no opinion as to any matter other than as set forth herein, and no opinion may be inferred or implied herefrom. Our opinion is given as of the date hereof, and we undertake no, and hereby disclaim any, obligation to advise you of any change in any matter set forth herein.

We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Current Report on Form 8-K of the Partnership dated on or about the date hereof, to the incorporation by reference of this opinion of counsel into the Registration Statement and to the reference to our name under the caption “Legal Matters” in the Prospectus Supplement and the Prospectus. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Vinson & Elkins L.L.P.